UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 9, 2006

Commission	Registrant, State of Incorporation	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

33-93644		31-1436349
Day International Group, Inc.
(Incorporated in Delaware)
130 West Second Street
Dayton, Ohio 45402
Telephone: (937) 224-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
On May 9, 2006, Day International, Inc. (“Day”), a directly wholly-owned subsidiary of Day International Group, Inc. (the “Company”), and Day Germany Holdings Gmbh (“Day Germany”), a directly wholly-owned subsidiary of Day, entered into a purchase agreement (the “Purchase Agreement”) to sell all of Day’s assets relating to its Textile Products Group business and the stock of ATPG Textile Products Group GmbH, Day Germany’s directly wholly-owned subsidiary, to certain affiliates of Saurer AG (“Saurer”).
Parties to the Purchase Agreement include the Company, Day, Day Germany, Saurer, ATPG International Inc., Aktiengesellschaft Adolph Saurer and Saurer GmbH & Co. KG. The total purchase price under the Purchase Agreement is approximately $49 million, subject to a working capital adjustment and the assumption of certain liabilities.
The closing of the acquisition is subject to customary closing conditions, including necessary regulatory approvals.
A copy of the press release announcing the execution of the Purchase Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.
Item 3.03 Material Modification To Rights Of Security Holders
Amendment to Certificate of Designation
On May 10, 2006, the stockholders of the Company amended (the “Amendment”) the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12 1/4% Senior Exchangeable Preferred Stock Due 2010 (the “Preferred Stock”) and Qualifications, Limitations and Restrictions Thereof (the “Certificate of Designation”) to provide that the Company may pay any dividends required to be paid pursuant to the Certificate of Designation, at the Company’s option, either in cash or by the issuance of additional fully paid and non-assessable shares of Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. Prior to the amendment, the Certificate of Designation required any dividends payable after March 15, 2003 to be paid in cash.
In addition, the stockholders of the Company amended the Certificate of Designation to provide that, among other things, in each case where the Company, prior to the Amendment, was required to pay dividends in cash prior to taking certain actions, (such as certain payments to junior securities), the Company must now issue full dividends (either by the issuance of additional shares or in cash) and must also redeem a number of shares of Preferred Stock having an aggregate liquidation preference equal to or greater than an amount equal to the full cumulative dividends paid or payable to the holders and not paid in cash to the holders prior to any such action.

This brief description of the amendments to the Certificate of Designation is not intended to be complete and is qualified in its entirety by reference to the amendments to the Certificate of Designation, which is attached hereto as Exhibit 3.1.
A copy of the Amendment is attached as Exhibit 3.1 and is incorporated herein by reference. This foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment.
Item 8.01. Other Events
Payment of Dividends on the Shares of Preferred Stock
On May 10, 2006, the Board of Directors of the Company declared a dividend, payable on May 12, 2006, to each holder of record of outstanding shares of Preferred Stock as of May 10, 2006 the (“Record Date”) through a dividend of .034132 shares of authorized but unissued Preferred Stock for each share of Preferred Stock issued, outstanding and held of record by such holder on the Record Date.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
3.1	Certificate of Amendment to the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12 1 / 4 % Senior Exchangeable Preferred Stock Due 2010 and Qualifications, Limitations and Restrictions Thereof, dated as of May 10, 2006

99.1	Press Release issued by the Company on May 11, 2006, announcing the sale of all Day’s assets relating to its Textile Products Group business and the stock of ATPG Textile Products Group GmbH to certain affiliates of Saurer AG

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAY INTERNATIONAL GROUP, INC. (Registrant)

By:	/s/ Thomas J. Koenig

Name:	Thomas J. Koenig
Title:	Vice President and Chief Financial Officer
Date: May 11, 2006

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment to the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12 1/4% Senior Exchangeable Preferred Stock Due 2010 and Qualifications, Limitations and Restrictions Thereof, dated as of May 10, 2006

99.1	Press Release issued by the Company on May 11, 2006, announcing the sale of all Day’s assets relating to its Textile Products Group business and the stock of ATPG Textile Products Group GmbH to certain affiliates of Saurer AG